SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)
November 24, 2009

CENTER FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

California	000-50050	52-2380548
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010
(Address of Principal Executive Offices) (Zip Code)

(213) 251-2222
(Registrant’s Telephone Number including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 30, 2009, Center Financial Corporation (the “Company”), completed a private placement of its common stock (the “Private Placement”) to a limited number of accredited investors (collectively, the “Purchasers”.  The Company issued a total of 3,360,000 shares of its common stock, without par value (“Common Stock”) for aggregate cash consideration of $12.8 million.  The purchase price per share was $4.69 for directors and officers of the Company (which represented the closing price of the Company’s common stock on November 24, 2009, immediately prior to the time the Company entered into binding agreements to issue the securities to those individuals), and $3.71 for other investors (which represented a five percent (5%) discount to the volume weighted average trading price of the Company’s stock for the five trading days preceding November 19, 2009).  Each of the Purchasers executed subscription agreements, which were accepted by the Company on or prior to the close.  Due to the dual pricing structure of the Private Placement, the Company utilized two forms of Subscriptions Agreements, one for directors and officers of the Company, and a second for other investors (collectively the “Subscription Agreements”).

Pursuant to the Subscription Agreements, the Company has agreed to use its best efforts to file a registration statement with the Securities and Exchange Commission to register for resale the shares of Common Stock issued to the Purchasers in the Private Placement within six months after the closing of the Private Placement.

The Subscription Agreements for all investors provide that in the event the Company issues additional common stock within three months of the close of the Private Placement on terms more favorable than those in the Private Placement, investors in the Private Placement will automatically receive additional shares of the Company’s common stock as soon as practicable following the close of such subsequent offering, in such amount as to effectively make the purchase price per share paid by such investors approximately equal to those paid by investors in the subsequent offering.  If the Company offers securities convertible into common stock at a conversion price less than the price paid for common stock in the Private Placement, then the investors in the Private Placement would receive any additional shares to which they are entitled as soon as practicable following the conversion of any such shares into common stock, rather than upon the close of the subsequent offering; provided, however, that in order for investors in the Private Placement to have the right to receive any additional shares, such conversion must occur within six months of the close of the Private Placement.

The Subscription Agreements for directors and officers also provide that if the Company elects to solicit, and does obtain, shareholder approval of the Private Placement at a later date, the directors and officers who purchased shares in the Private Placement at a higher price than other investors in accordance with the rules of Nasdaq will have the right to receive additional shares in such amounts as to place them on a par with other investors in the Private Placement, with such additional shares to be issued as soon as practicable following receipt of such shareholder approval.

Copies of the forms of Subscription Agreements are attached as Exhibits 10.1 and 10.2, respectively to this Current Report on Form 8-K and are incorporated herein by reference.  The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreements attached hereto.

A copy of the news release issued by the Company on December 1, 2009, concerning the Private Placement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The Private Placement was not registered under the Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.  The information set forth under “Item 1.01 – Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10.1	Form of Subscription Agreement for directors or officers of the Company

	10.2	Form of Subscription Agreement for non affiliated investors

	99.1	News Release of the Company dated December 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:	December 1, 2009	CENTER FINANCIAL CORPORATION

		By:	/s/ Lonny D. Robinson
Lonny D. Robinson
Executive Vice President and Chief Financial Officer